Exhibit 10.9

GLASSHOUSE TECHNOLOGIES, INC.

Executive Retention Agreement

This Executive Retention Agreement (this “Agreement”) is made and entered into effective as of July 10, 2006 (the “Effective Date”), by and between Joshua Klein (the “Employee”) and GlassHouse Technologies, Inc, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A. The board of directors of the Company (the “Board”) recognizes that the possibility of an Involuntary Termination exists, particularly in connection with a Change in Control, and that such possibility may result in the distraction of the Employee to the detriment of the Company and its stockholders.

B. The Board believes that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Employee without distraction from the possibility of an Involuntary Termination and related events and circumstances.

C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of an Involuntary Termination, the Board believes that it is imperative to provide the Employee with certain severance benefits upon an Involuntary Termination under the circumstances described below.

D. The Board believes it is appropriate for the Employee, as a member of the Company’s management team, to receive certain severance benefits in the event of Death or Disability.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is materially injurious to the Company, or (iv) continued and willful failure by the Employee to perform reasonably assigned duties to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has failed to perform his duties.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the approval by stockholders of the Company of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the approval by the stockholders of the Company or the Board of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

(c) Death. “Death” shall mean the death of the Employee, regardless of cause.

(d) Disability. “Disability” shall mean the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in Death or which has lasted, or can be reasonably expected to last, for a continuous period of not less than 12 months.

(e) Involuntary Termination. “Involuntary Termination” shall mean the termination of the Employee’s employment with the Company by reason of:

(i) The involuntary discharge of the Employee by the Company (or any parent or subsidiary of the Company employing him) for reasons other than Cause; or

(ii) the voluntary resignation of the Employee following any of the following events, if such event occurs without the Employee’s express written consent: (A) a substantial reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, unless the reduction occurs solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of a corporation remains as such following a change of control of such corporation but is not made the Chief Financial Officer of the acquiring corporation); (B) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (C) a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction by more than 20%, unless such reduction is made in connection with a reduction in base salaries of employees of the Company generally; (D) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced, unless such reduction is made in connection with a reduction in the kind or level of employee benefits of employees of the Company generally; (E) the relocation of the Employee to a facility or a location more than fifty (50) miles from his current location; or (F) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 4(a) below.

(f) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder or, if sooner, the date of Death.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be “at will,” as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination. The Employee is not waiving any rights that he may have under applicable governing law.

3. Severance Benefits.

(a) Termination Following A Change of Control. If the Employee is subject to an Involuntary Termination upon or at any time within twelve (12) months after a Change of Control, the Employee shall be entitled to the following severance benefits:

(i) Six (6) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

(ii) The vesting of all stock options and shares of restricted stock granted by the Company to the Employee prior to the Change of Control shall be accelerated in full;

(iii) The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Involuntary Termination; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with health coverage until the earlier of (i) the date the Employee is no longer eligible to receive continuation coverage pursuant to COBRA and (ii) six (6) months from the Termination Date.

(b) Termination Apart from a Change of Control. If the Employee is subject to an Involuntary Termination and Section 3(a) does not apply, then the Employee shall be entitled to the following severance benefits:

(i) Six (6) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

(ii) The vesting of all stock options and shares of restricted stock granted by the Company to the Employee prior to the Termination Date shall be accelerated such that the Employee is vested in the number of stock options and shares of restricted stock as the Employee would have been vested had the Employee’s employment with the Company continued for a period of twelve (12) months following the Involuntary Termination;

(iii) The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Involuntary Termination; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with health coverage until the earlier of (i) the date the Employee is no longer eligible to receive continuation coverage pursuant to COBRA and (ii) six (6) months from the Termination Date.

(c) Termination as a Result of Death or Disability. If the Employee’s employment with the Company is terminated as a result of Death or by the Employee due to Disability, then the Employee (or his estate) shall be entitled to the following severance benefits:

(i) The vesting of all stock options and shares of restricted stock granted by the Company to the Employee prior to the Termination Date shall be accelerated such that the Employee is vested in the number of stock options and shares of restricted stock as the Employee would have been vested had the Employee’s employment with the Company continued for a period of twelve (12) months following the Termination Date.

(d) General Release of Claims. Any other provision of this Agreement notwithstanding, the Employee (or his estate) shall not be entitled to any severance benefits pursuant to this Agreement unless the Employee (or his estate) has (i) executed a general release of all claims (in a form prescribed by the Company) and (ii) returned all property of the Company in the Employee’s possession.

(e) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, termination of the Employee’s employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

4. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President.

(b) Notice of Termination. Any termination of the Employee’s employment by the Company for Cause or by the Employee in circumstances described in Section 1(e)(ii) shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

6. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Suffolk County, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply Massachusetts law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The Employee understands that nothing in this Section 6 modifies the Employee’s at-will employment status. Either the Employee or the Company may terminate the employment relationship at any time, with or without Cause.

(d) THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq; AND

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

7. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement, together with that certain Employment Agreement between the Company and Employee of even date herewith, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the Commonwealth of Massachusetts.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	GLASSHOUSE TECHNOLOGIES, INC.

	By:	/s/ Mark A. Shirman
	Title:	Chief Executive Officer

EMPLOYEE:		/s/ Joshua B. Klein
Signature

Joshua B. Klein
Printed Name